Exhibit 99.1

                     Edgewater Technology Appoints
   Nancy Leaming to Board of Directors; Appointment Further Expands
                           Breadth of Board

    WAKEFIELD, Mass.--(BUSINESS WIRE)--Dec. 1, 2005--A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company"), today announced that Nancy Leaming has been elected to Edgewater Technology's Board of Directors.
    Ms. Leaming most recently served as the President and Chief Executive Officer for Tufts Health Plan, where she served in positions of increasing responsibility over a 19 year period. Prior to joining Tufts Health Plan, Ms. Leaming held a variety of management positions in managed care and banking, including service as Chief Financial Officer. Ms. Leaming has considerable board experience and currently serves on the Board of Directors of Hologic, Inc., the American Red Cross of Massachusetts Bay, and the Massachusetts Taxpayers Foundation.
    "We are pleased and honored to welcome Nancy to the Company's Board of Directors," said Shirley Singleton, Edgewater Technology's President and CEO. "I am confident our Board and company will benefit tremendously from the insights and guidance she will provide. With more than three decades of professional success as a business leader, her extensive management and financial aptitude coupled with her expertise in healthcare will contribute to our vertical and geographical expansion in the Northeast."
    The appointment of Ms. Leaming brings Edgewater Technology's Board to eight (8) members. Ms. Leaming will serve on the Audit Committee.

    About Edgewater Technology

    Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.




    CONTACT: Edgewater Technology, Inc.
             Kevin Rhodes, 781-246-3343
             or
             Barbara Warren-Sica, 781-246-3343